Exhibit 23.4

Consent of Independent Auditor

We consent to the use in this Amendment No. 11 to the Registration Statement (No. 333-261880) on Form S-4 of Adit EdTech Acquisition Corp. of our report dated April 6, 2023, except for the section in Note 3 titled Restatement of 2022 and 2021 Consolidated Cash Flows, as to which the date is June 7, 2023, relating to the consolidated financial statements of GRIID Infrastructure, LLC and Subsidiaries, appearing in the proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Austin, Texas

October 4, 2023